Exhibit 99.1
KCP&L

1.)  Revenue Requirement

$95 million effective September 1, 2009, with an in-service date of May 30, 2009, in-service defined by meeting Staff's in-service criteria. $10 million of this amount would be comprised of Additional
Amortizations.

2.)  Rate Design

Rate design to be an equal percentage across
the board for each rate class. ,LPS rate design to be spread between the first two energy blocks, and all demand and service charges on an equal percentage basis of the overall class increase. Separately metered space heating and the winter energy rate blocks of the all-electric rates for general service classes shall be increased by an additional 5% above the equal percentage increase. The Company agrees with changing the interest rate on deposits.

3) Customer Class Cost of Service Study

KCP&L agrees to file a Customer Class Cost of Service Study case initiated by KCP&L making a filing with the Missouri Public Service Commission by December 31, 2009.

4) Vegetation Management and Infrastructure Inspection

There shall be no tracker for vegetation management or
infrastructure inspection activities, but KCP&L shall create subaccounts for each where the costs for these activities shall be booked for KCP&L. KCP&L shall submit quarterly reports detailing the vegetation management activities and expenses in the KCP&L Missouri jurisdictional service territory to the Commission's Energy Department.

The Company accepts the Parties' recommendation and agrees to maintain records to separately identify the costs to implement the Commission's new Vegetation Management regulations between Missouri and Kansas using Federal Energy Regulatory Commission accounts 593000 (distribution) and 571005-571006 (transmission), department 252. The Company is in the process of setting up appropriate accounts to track Infrastructure and Reliability Reporting costs.

5.) Pension expense - Subject to agreement among the Parties.

6.) Prudency and in-service timing of latan 1

No Party to this agreement shall argue that anyone is
prohibited from arguing or presenting evidence in the next KCP&L general rate case challenging the prudence of any latan 1 construction cost or that KCP&L should have had this unit operating at full generation capacity sooner than the actual date that latan 1 is found to be fully operational and used for service, provided that any proposed disallowance of rate base for imprudence under this paragraph shall be limited to a maximum amount of Missouri jurisdictional rate base no greater than $30 Million inclusive of latan common costs. KCP&L represents that latan 1 and latan common costs will not exceed $733 Million on a total project basis. Should the Commission find that KCP&L, respecting any Party's construction audit of these costs, (a) failed to provide material and relevant information which was in KCP&L's control, custody, or possession, or which should have been available to KCP&L through reasonable investigation, (b) misrepresented facts relevant to charges to latan 1 or latan common costs, or (c) engaged in the obstruction of lawful discovery, said Party is not bound to proposing a disallowance to KCP&L's Missouri jurisdictional rate base no greater than $30 Million inclusive of latan common costs in aggregate amount with regard to such construction audit. KCP&L shall maintain Caseworks for the use of the Parties. The Parties may continue their construction audits of latan 1 and latan 2 prior to KCP&L filing its latan 2 rate case. KCP&L will facilitate the resolution of all outstanding discovery disputes with the Parties and cooperate with the Parties in any construction audits of latan 1 and latan 2. KCP&L shall have the right to object, or to continue to object, to discovery of the Parties under applicable law or Commission rule. KCP&L and the Parties will seek the timely resolution of discovery disputes.

KCP&L will provide to NNSA/DOE/FEA the latan portion of all reports provided to the KCP&L Regulatory Plan Signatory. Parties.

7.) Allocations of common plant for latan 1 and 2

The Parties agree that the Company can record to a regulatory asset the depreciation and carrying costs associated with the latan 1 Air Quality Control System ("AQCS") and identified latan common facilities costs appropriately recorded to Electric Plant in Service that are not included in rate base in the current rate case. Depreciation and carrying costs will continue to be deferred to the regulatory asset until the date new rates become effective resulting from the Company's next general rate case. Amortization of the accumulated deferred costs will begin at that time based on the depreciable life of the latan 1 AQCS plant.

The determination of the value of the owners of latan 1 due from other owners of latan 2 joining as additional owners of common plant already paid for by the latan

1 owners has not been calculated.

If Staff's in-service criteria are met by May 30, 2009, Staff would agree to "construction accounting" for remaining latan 1 prudent costs incurred post true-up cutoff as "construction accounting" is defined in KCP&L's Regulatory Plan, page 43, Section III, 3. d. vii, approved by the Commission in Case No. EO-2005-0329, subject to agreement of the parties of the amount to include in rates in this case and agreement of parties of date by which invoices are timely booked or approved for payment. Any deferred depreciation expense and carrying costs will be offset by accumulated deferred income taxes on this plant. The deferred depreciation expense will be charged to the depreciation reserve as required by normal accounting. The deferred expenses will receive rate base treatment, and consistent with the Commission treatment of these type of deferrals, the deferred income taxes will be included in rate base. KCP&L must commit to calculate the amount due from the other latan 2 owners and reflect that amount as an offset to the common plant costs. The carrying costs will be calculated at the rate used for latan 2.

8.)  Additional Amortizations
The total "additional amortization" that will be reflected in rates beginning with the billing month beginning September 1, 2009 as a result of the settlement of the instant Case No. ER-2009-0089 and the
Commission determinations in Case Nos. ER-2006-0314 and ER-2007-0291 shall be $42,402,888. The "additional amortization" amount due to the settlement of the instant Case No. ER-2009-0089 shall be the last "additional amortization" under the KCP&L Experimental Regulatory. Plan incorporated in the Stipulation and Agreement that the Commission approved in Case No. EO-2005-0329.

9.)  AFUDC Rate
For purposes of determining the AFUDC rate for latan 2 and the carrying cost rate for any Accounting Authority Order established from this case for latan 1, the AFUDC equity rate will be the lower of 8.25% or 250 basis points less than the return on equity ordered in the pending KCP&L Greater Missouri Operations Company rate case, Case No. ER-2009-0090.

10.) Surveillance reporting
For surveillance reporting purposes, until changed by agreement of the parties or order of the Commission, the following jurisdictional allocators shall be used:
a. All environmental-related production assets allocated with the same allocator used for the production facility where those environmental-related production assets are installed, for the life of those environmental-related production assets;

b. Off-System Sales margins allocated using the energy allocator; c. All non-fuel Production and Transmission O&M allocated using the demand allocator; and d. Transmission and Production facilities allocated using the 4CP demand allocator (June, July, August and September).

11.)  Economic Relief Pilot Program ("ERPP")

The Parties agree that the Company can defer 50% of ERPP costs in a regulatory asset until the next rate case, with cost recovery to be determined at that time. The remaining 50% of cost will be borne by the Company's shareholders.

The Company agrees to address all concerns raised by Staff in rebuttal testimony; specifically, the language regarding discontinuation of customer participation, and the language regarding reinstatement of former participants, as contained in Attachment Schedule ADD-2 to Company witness Allen Dennis's Surrebuttal Testimony.

12.)  Wolf Creek Refueling Cost

The Parties agree that $1,570,581 (Missouri jurisdictional) of Outage #16 operations & maintenance refueling costs will be deferred in a regulatory asset account and amortized over five years beginning with the date new rates become effective in this rate case, with one-fifth of this cost included in cost of service in this case. No rate base treatment of unamortized balance.

13.)  Surface Transportation Board ("STB") Litigation

The Parties agree that the Missouri jurisdictional excess of STB litigation proceeds over un-recovered STB litigation costs of $_________ will be deferred in a regulatory liability account and amortized over ten years beginning with the date new rates become effective in this rate case, with one year's amortization included in cost of service in this case. No rate base treatment of unamortized balance.

14.)  Off-system Sales ("OSS") Margins – Excess Over 25th Percentile for 2007 and 2008

The Parties agree that the $1,082,974 (Missouri jurisdictional) excess of 2007 OSS margins over the amount included in rates in Case No. ER-2006-0314 and the $2,947,332 (Missouri jurisdictional) excess of 2008 OSS margins over the amount included in rates in Case No. ER-2007-0291, together with interest (Missouri jurisdictional), will be deferred in a regulatory liability account and amortized over ten years beginning with the date new rates become effective in this rate case, with one year's amortization included in cost of service in this case, Case No. ER-2009-0089. No rate base treatment of unamortized balance.

15.)  Deferred DSM Advertising Costs

The Parties agree that $279,521 (Missouri jurisdictional) of 2007 advertising costs will be deferred in a regulatory asset account and amortized over ten years beginning with the date new rates become effective in this rate case, with one-tenth of this cost included in cost of service in this case. No rate base treatment of unamortized balance as agreed to in the KCP&L Regulatory Plan.

16.)  Off-system sales tracker

KCP&L's off-system sales margins at the 25th percentile shall be set at $30 Million, and shall be used for tracking purposes. Such tracker will reflect a proration, on a monthly basis, of this amount for any partial years consistent with the percent of actual off-system sales realized in each month of 2008. All OSS margins will be tracked against the $30 Million baseline. What constitutes OSS margins is to be determined in a subsequent rate case.

17.)  Rate Case Expense
Any over-recovery of the amortization of the Case No. ER-2006-0314 rate case expense will be used to offset the deferral of rate case expense in this case, Case No. ER-2009-0089.

18)  The KCP&L and the Parties agree that the following costs are not included in the rate levels contained in this agreement:

Sporting events, golf, Worlds of Fun, dues and donations, lobbying, image or institutional advertising, spousal travel, local meal expenses, officer expense reports, and catering expense.

The KCP&L and the Parties reserve the right to seek inclusion or oppose inclusion of these costs in a future rate case.